EXHIBIT J.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Synovus Funds of The Advisers' Inner Circle Fund:

         We consent to the use of our report dated December 22, 2005 with respect to the financial statements of the Synovus Large Cap Core Equity, Synovus Mid Cap Value, Synovus Intermediate-Term Bond and Synovus Georgia Municipal Bond Funds (the "Funds"), four of the funds constituting The Advisors' Inner Circle Fund as of October 31, 2005 incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses.

                                                              /s/ KPMG LLP
                                                              ------------



Philadelphia, Pennsylvania
December 15, 2006